Exhibit 99.1

FOR RELEASE: Thursday, July 20, 2017 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2017

Shreveport, Louisiana – July 20, 2017 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2017 of $1,035,000 an increase of $55,000, or 5.6%, compared to net income of $980,000 reported for the three months ended June 30, 2016. The Company’s basic and diluted earnings per share were $0.57 and $0.54, respectively, for the three months ended June 30, 2017 compared to basic and diluted earnings per share of $0.53 and $0.52, respectively, for the quarter ended June 30, 2016.

The Company reported net income of $3.7 million for the year ended June 30, 2017, an increase of $275,000, or 8.1%, compared to $3.4 million for the year ended June 30, 2016. The Company’s basic and diluted earnings per share were $2.01 and $1.91, respectively, for the year ended June 30, 2017 compared to $1.80 and $1.74, respectively, for the year ended June 30, 2016.

The Company reported the following key achievements during fiscal 2017:

❖	Steady rise in tangible book value per share to $23.68 at June 30, 2017
❖	Total assets increased $44.9 million or 11.8% to $426.6 million at June 30, 2017
❖	Total loans increased $23.7 million or 7.8% to $326.4 million at year end.
❖	Total deposits increased $41.2 million or 14.3% to $329.0 million at year end.

The increase in net income for the three months ended June 30, 2017 resulted primarily from an increase of $338,000, or 10.0%, in net interest income and a $222,000, or 23.5%, increase in non-interest income, partially offset by an increase of $422,000, or 15.3%, in non-interest expense, a $55,000, or 61.1%, increase in provision for loan losses, and a $28,000, or 5.8%, increase in the provision for income tax expense. The increase in net interest income for the three months ended June 30, 2017 was primarily due to a $504,000, or 12.6%, increase in total interest income, partially offset by an increase of $166,000, or 26.4%, in aggregate interest expense primarily due to an increase in the average volume of interest bearing liabilities. The increase in the provision for loan losses was primarily due to the increased level of non-performing assets discussed below. The Company’s average interest rate spread was 3.59% for the three months ended June 30, 2017 compared to 3.69% for the three months ended June 30, 2016. The Company’s net interest margin was 3.77% for the three months ended June 30, 2017 compared to 3.85% for the three months ended June 30, 2016. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of an increase of eleven basis points in average rate on interest-bearing liabilities.  The decrease in net interest margin was primarily the result of a higher percentage increase in the average volume of interest-earning assets for the three months ended June 30, 2017 compared to the prior year quarterly period.

The increase in net income for the year ended June 30, 2017 resulted primarily from an increase of $1.2 million, or 9.7%, in net interest income and an increase of $639,000, or 19.6%, in non-interest income, partially offset by an increase of $862,000, or 8.0%, in non-interest expense, an increase of $629,000, or 232.1%, in the provision for loan losses, and an increase of $114,000, or 6.9%, in income tax expense. The increase in net interest income for the year ended June 30, 2017 was primarily due to a $1.4 million, or 9.3%, increase in total interest income, partially offset by an increase of $193,000, or 7.4%, in interest expense on borrowings and deposits primarily due to an increase in the average volume of interest bearing liabilities.  The Company’s average interest rate spread was 3.53% for both of the years ended June 30, 2017 and 2016.  The Company’s net interest margin was 3.70% for the year ended June 30, 2017 compared to 3.71% for the year ended June 30, 2016.  The decrease in net interest margin was primarily the result of a higher percentage increase in the average volume of interest earning assets for the year ended June 30, 2017 compared to the prior year end.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended June 30,
	2017		2016
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$320,655	5.19%	$300,776	5.06%
Investment securities	66,704	1.95	46,037	1.63
Interest-earning deposits	5,627	0.93	3,443	0.45
Total interest-earning assets	$392,986	4.58%	$350,256	4.57%

Interest-bearing liabilities:
Savings accounts	$35,108	0.53%	$28,442	0.41%
NOW accounts	34,665	0.51	37,663	0.63
Money market accounts	43,723	0.34	49,182	0.32
Certificates of deposit	159,949	1.33	133,949	1.27
Total interest-bearing deposits	273,445	0.97	249,236	0.89
Other bank borrowings	--	--	4	3.80
FHLB advances	46,929	1.13	37,852	0.81
Total interest-bearing liabilities	$320,374	0.99%	$287,092	0.88%

	For the Year Ended June 30,
	2017		2016
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$312,132	5.05%	$287,405	5.09%
Investment securities	63,061	1.73	43,562	1.78
Interest-earning deposits	5,312	0.68	15,604	0.36
Total interest-earning assets	$380,505	4.44%	$346,571	4.46%

Interest-bearing liabilities:
Savings accounts	$33,441	0.48%	$23,993	0.38%
NOW accounts	34,701	0.54	35,797	0.79
Money market accounts	45,615	0.32	47,953	0.31
Certificates of deposit	145,445	1.28	141,160	1.28
Total interest-bearing deposits	259,202	0.91	248,903	0.94
Other bank borrowings	354	4.00	421	4.25
FHLB advances	46,918	0.92	30,277	0.87
Total interest-bearing liabilities	$306,474	0.91%	$279,601	0.93%

The $222,000 increase in non-interest income for the three months ended June 30, 2017 compared to the prior year quarterly period was due to an increase of $100,000 in gain on sale of loans, an increase of $70,000 in service charges on deposit accounts, an increase of $54,000 in gain on sale of real estate and an increase of $1,000 in other non-interest income, partially offset by a decrease of $3,000 in income from bank owned life insurance.  The $639,000 increase in non-interest income for the year ended June 30, 2017 compared to the prior year was primarily due to increases of $283,000 in gain on sale of loans, $200,000 in service charges on deposit accounts, $164,000 in gain on sale of real estate and $4,000 in other non-interest income, partially offset by a $12,000 decrease in income on bank owned life insurance. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $422,000 increase in non-interest expense for the three months ended June 30, 2017 compared to the same period in 2016 was primarily attributable to increases of $162,000 in compensation and benefits expense, $105,000 in legal fees, $81,000 in advertising expense, $28,000 in occupancy and equipment expense, $24,000 in data processing expense, $9,000 in other non-interest expense and $8,000 in both franchise and bank shares tax expense and deposit insurance premiums.  The increases were partially offset by a decrease of $3,000 in loan and collection expense.  The $862,000 increase in non-interest expense for the year ended June 30, 2017 compared to the same period in 2016 was primarily attributable to increases of $340,000 in compensation and benefits expense, $187,000 in advertising expense, $161,000 in occupancy and equipment expense, $83,000 in legal fees, $49,000 in data processing expense, $46,000 in loan and collection expense, $34,000 in franchise and bank shares tax expense and $28,000 in other non-interest expense.  These increases were partially offset by a decrease of $65,000 in deposit insurance premiums and $1,000 in audit and examination fees.  The increases in compensation and benefits expense were primarily due to increases in the compensation paid to mortgage lenders, along with increases in support staff for the mortgage lenders, and staffing a new branch that opened in North Shreveport in May 2016.

At June 30, 2017, the Company reported total assets of $426.6 million, an increase of $44.9 million, or 11.8%, compared to total assets of $381.7 million at June 30, 2016. The increase in assets was comprised primarily of increases in investment securities of $12.8 million, or 24.4%, from $52.5 million at June 30, 2016 to $65.3 million at June 30, 2017, loans receivable, net of $22.0 million, or 7.6%, from $290.8 million at June 30, 2016 to $312.8 million at June 30, 2017, cash and cash equivalents of $7.1 million, or 150.3%, from $4.8 million at June 30, 2016 to $11.9 million at June 30, 2017, loans held-for- sale of $1.7 million, or 14.4%, from $11.9 million at June 30, 2016 to $13.6 million at June 30, 2017, other assets of $936,000, or 10.1%, from $9.3 million at June 30, 2016 to $10.2 million at June 30, 2017 and real estate owned of $540,000 at June 30, 2017 from none at June 30, 2016.  These increases were partially offset by a decrease in premises and equipment of $147,000, or 1.2%, from $12.4 million at June 30, 2016 to 12.2 million at June 30, 2017.  The increase in investment securities was primarily due to the purchase of $27.7 million of held-to-maturity securities, partially offset by principal repayments on mortgage-backed securities of $14.2 million during the year ended June 30, 2017.  We chose to place the securities in held-to-maturity as part of our interest rate risk management strategy.  The increase in loans held-for-sale resulted primarily from an increase at June 30, 2017 in receivables from financial institutions purchasing the Company’s loans held-for-sale.  Property securing a residential lot loan was foreclosed on during the quarter ended March 31, 2017 and booked as real estate owned for $540,000 representing ninety percent of the appraisal value of $600,000.  A charge-off was posted to the allowance for loan losses in the amount of $15,500, which was the difference between the loan balance and the $540,000 posted to real estate owned.  We are still carrying this residential lot in real estate owned at June 30, 2017.  We acquired ninety one- to four-family residential rental properties from one borrower by dation (deed in lieu of foreclosure) during the quarter ended March 31, 2017 and posted to real estate owned with a valuation of $2.9 million.  These ninety properties had been disposed of as of June 30, 2017, with a gain of $54,000 recognized during the fourth quarter.

The following table shows total loans originated and sold during the periods indicated.

	Year Ended June 30,
	2017	2016	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$127,233	$115,449	10.2%
Commercial — real estate secured:
Owner occupied	64,522	48,076	34.2%
Non-owner occupied	8,313	8,169	1.8%
Multi-family residential	2,979	5,914	(49.6)%
Commercial business	51,183	33,092	54.7%
Land	11,081	8,302	33.5%
Construction	28,809	19,538	47.5%
Home equity loans and lines of credit and other consumer	10,587	9,351	13.2%
Total loan originations	$304,707	$247,891	22.9%
Loans sold	$(111,171)	$(101,295)	9.7%

Included in the $28.8 million and $19.5 million of construction loan originations for the year ended June 30, 2017 and 2016, respectively, are approximately $18.8 million and $18.5 million, respectively, of one- to four-family residential construction loans and $10.0 million and $1.0 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company’s market area.

Total liabilities increased $42.1 million, or 12.4%, from $338.3 million at June 30, 2016 to $380.4 million at June 30, 2017, primarily due to an increase in total deposits of $41.2 million, or 14.3%, to $329.0 million at June 30, 2017 compared to $287.8 million at June 30, 2016, and an increase in  advances from the Federal Home Loan Bank of $1.2 million, or 2.6%, to $48.9 million at June 30, 2017 compared to $47.7 million at June 30, 2016.  The increase in deposits was primarily due to a $15.1 million, or 38.5%, increase in non-interest bearing demand deposits from $39.3 million at June 30, 2016 to $54.4 million at June 30, 2017, a $30.1 million, or 22.7%, increase in certificates of deposit from $132.5 million at June 30, 2016 to $162.6 million at June 30, 2017, and a $6.0 million, or 20.7%, increase in savings deposits from $29.0 million at June 30, 2016 to $35.0 million at June 30, 2017, partially offset by a decrease of $3.3 million, or 8.7%, in NOW accounts from $37.8 million at June 30, 2016 to $34.5 million at June 30, 2017 and a decrease of $6.8 million, or 13.8%, in money market deposits from $49.2 million at June 30, 2016 to $42.4 million at June 30, 2017.  The increase in certificates of deposit was primarily due to the acquisition of an $8.0 million certificate of deposit from one depositor during the quarter ended March 31, 2017.  At June 30, 2017, the Company had $11.5 million in brokered deposits compared to $8.2 million at June 30, 2016.  The increase in brokered deposits is due to purchases of $10.0 million in brokered deposits during the year ended June 30, 2017, partially offset by $6.7 million of brokered deposits that had matured during the year. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.

At June 30, 2017, the Company had $3.6 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $114,000 of non-performing assets at June 30, 2016, consisting of four single-family residential loans, two line of credit loans, fifteen commercial business loans, and other real estate owned described above at June 30, 2017 compared to two single family residential loans at June 30, 2016.  At June 30, 2017, the Company had four single family residential loans, one line of credit loan, one commercial real estate loan, and fifteen commercial business loans to two borrowers classified as substandard compared to two single family residential loans, one commercial real estate loan, and nine commercial business loans to one borrower at June 30, 2016 classified as substandard. There were no loans classified as doubtful at June 30, 2017 or 2016.  During the quarter ended December 31, 2016, we became aware that one of two related borrowers of the fifteen commercial business loans in the aggregate amount of $2.8 million that were classified as substandard filed for Chapter 11 (reorganization) bankruptcy protection during that period.  We received principal payments in March 2017 for $272,000 and May 2017 for $10,000 reducing our exposure to $2.5 million and expect to continue to receive future monthly adequate protection payments.   These loans continue to be classified as substandard and are on non-accrual at June 30, 2017.  We are continuing to monitor these credits and presently believe that our allowance for loan losses at June 30, 2017 is adequate.  No additional losses are currently anticipated with respect to these loans.

Shareholders’ equity increased $2.8 million, or 6.5%, to $46.2 million at June 30, 2017 from $43.4 million at June 30, 2016.  The primary reasons for the increase in shareholders’ equity from June 30, 2016 were net income of $3.7 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $773,000, and proceeds from the issuance of common stock from the exercise of stock options and release of share awards of $216,000.  These increases in shareholders’ equity were partially offset by dividends paid totaling $705,000, acquisition of Company stock of $645,000, and a decrease in the Company’s accumulated other comprehensive income of $436,000.

The Company repurchased 24,980 shares of its common stock under its stock repurchase program during the year ended June 30, 2017 at an average price per share of $24.32. On October 12, 2016, the Company announced that its Board of Directors approved a seventh stock repurchase program for the repurchase of up to 97,000 shares to commence after the completion of the sixth stock repurchase program.  As of June 30, 2017, there were an aggregate total of 103,831 shares remaining for repurchase under the sixth and seventh stock repurchase programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30, 2017	June 30, 2016
ASSETS	(Unaudited)

Cash and cash equivalents	$11,905	$4,756
Securities available for sale at fair value	36,935	50,173
Securities held to maturity (fair value June 30, 2017: $27,988; June 30, 2016: $2,349)	28,357	2,349
Loans held-for-sale	13,631	11,919
Loans receivable, net of allowance for loan losses (June 30, 2017: $3,729; June 30, 2016: $2,845)	312,772	290,827
Premises and equipment, net	12,219	12,366
Real estate owned	540	--
Other assets	10,247	9,311

Total assets	$426,606	$381,701

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$329,045	$287,822
Advances from the Federal Home Loan Bank of Dallas	48,907	47,665
Other borrowings	--	400
Other liabilities	2,408	2,422

Total liabilities	380,360	338,309

Shareholders’ equity	46,246	43,392

Total liabilities and shareholders’ equity	$426,606	$381,701

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
	(Unaudited)

Interest income
Loans, including fees	$4,163	$3,807	$15,763	$14,628
Investment securities	14	4	34	11
Mortgage-backed securities	312	183	1,059	763
Other interest-earning assets	13	4	36	56
Total interest income	4,502	3,998	16,892	15,458
Interest expense
Deposits	661	552	2,356	2,329
Federal Home Loan Bank borrowings	133	76	433	263
Other bank borrowings	--	--	14	18
Total interest expense	794	628	2,803	2,610
Net interest income	3,708	3,370	14,089	12,848
Provision for loan losses	145	90	900	271
Net interest income after provision for loan losses	3,563	3,280	13,189	12,577

Non-interest income
Gain on sale of loans	848	748	2,775	2,492
Gain on sale of real estate	54	--	164	--
Income on Bank Owned Life Insurance	35	38	145	157
Service charges on deposit accounts	218	148	759	559
Other income	13	12	50	46

Total non-interest income	1,168	946	3,893	3,254

Non-interest expense
Compensation and benefits	1,917	1,755	7,154	6,814
Occupancy and equipment	330	302	1,252	1,091
Data processing	169	145	611	562
Audit and examination fees	56	56	245	246
Franchise and bank shares tax	91	83	383	349
Advertising	136	55	423	236
Legal fees	167	62	495	412
Loan and collection	87	90	327	281
Deposit insurance premium	50	42	142	207
Other expenses	179	170	640	612

Total non-interest expense	3,182	2,760	11,672	10,810

Income before income taxes	1,549	1,466	5,410	5,021
Provision for income tax expense	514	486	1,758	1,644

NET INCOME	$1,035	$980	$3,652	$3,377

EARNINGS PER SHARE
Basic	$0.57	$0.53	$2.01	$1.80
Diluted	$0.54	$0.52	$1.91	$1.74

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.59%	3.69%	3.53%	3.53%
Net interest margin	3.77%	3.85%	3.70%	3.71%
Return on average assets	0.98%	1.04%	0.90%	0.91%
Return on average equity	9.23%	8.65%	7.80%	7.44%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.83%	0.03%	0.83%	0.03%
Allowance for loan losses as a percent of non-performing loans	123.65%	2,501.99%	123.65%	2,501.99%
Allowance for loan losses as a percent of total loans receivable	1.18%	0.97%	1.18%	0.97%

Per Share Data:
Shares outstanding at period end	1,953,066	1,967,955	1,953,066	1,967,955
Weighted average shares outstanding:
Basic	1,825,366	1,833,466	1,817,149	1,877,388
Diluted	1,931,047	1,893,570	1,909,467	1,941,702
Tangible book value at period end	$23.68	$22.05	$23.68	$22.05

(1)	Ratios for the three month periods are annualized.
(2)	Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow
President and Chief Executive Officer
(318) 222-1145